STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
             (In Thousands Except Per Share Amounts)



                                                                       Primary (1)       Fully Diluted(1)
                                                                       (In thousands, except per share data)

Three months ended June 30, 1996

Weighted average shares outstanding............................           9,153
Effect of dilutive common stock equivalents....................               0                 N/A
                                                                       --------------
Weighted average shares outstanding for EPS purposes...........           9,153
Net income.....................................................          $ (327)
                                                                       --------------
Net income per share (2).......................................         $( 0.04)
                                                                       ==============

Six months ended June 30, 1995

Weighted average shares outstanding............................           9,061               9,061
Effect of dilutive common stock equivalents....................             488                 515
                                                                       --------------      --------------
Weighted average shares outstanding for EPS purposes...........           9,549               9,576
Net income.....................................................            $964                $964
                                                                       --------------      --------------
Net income per share (2).......................................           $0.10               $0.10
                                                                       ==============      ==============



(1) As of June 30, 1996, options to purchase 692,306 shares of common stock were outstanding. In the calculation of primary net income per share, these options were included in the average number of common shares outstanding using the treasury stock method based on the average price of the common stock for the period.

As the price of the Company's common stock on June 30, 1996 was in excess of the average price for the six months ended June 30, 1996, the number of shares used to calculate net income per share on a fully diluted basis is increased as using the treasury stock method with the period end price result in a higher number of shares deemed outstanding.

As the Company had a loss for the three months ended June 30, 1996, the fully diluted earnings per share is not applicable.

(2) In accordance with Accounting Principle Board Opinion No. 15, any reduction of less than 3% need not be considered dilutive. Accordingly, the consolidated statements of operations reflect net income per share and the weighted average number of shares used in the calculation on a primary basis only.